EXHIBIT 15.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the reference to Netherland, Sewell & Associates, Inc. contained in the section entitled "Oil and gas disclosures for the group" of the Annual Report and Form 20-F for the year ended December 31, 2025, of BP p.l.c. (the Form 20-F), as set forth under the heading "Compliance" on page 345 and (ii) the inclusion of our third-party letter report dated January 23, 2026, concerning our estimates of the proved reserves and future revenue, as of December 31, 2025, to the BPX Production Company interest in certain oil and gas properties located in Louisiana and Texas (the Third-Party Report), which is included as Exhibit 15.2 to the Form 20-F, and to the incorporation by reference of the reference to Netherland, Sewell & Associates, Inc. in the Form 20-F and of the Third-Party Report in the following Registration Statements:

The Registration Statement on Form F-3 (File Nos. 333-277842, 333-277842-01 and 333-277842-02) of BP p.l.c., BP Capital Markets p.l.c., and BP Capital Markets America Inc., and the Registration Statements on Form S-8 (File Nos. 333-67206, 333-79399, 333-102583, 333-103923, 333-103924, 333-119934, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-149778, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-200796, 333-207188, 333-207189, 333-210316, 333-210318, 333-253287, 333-254578, 333-270440, 333-273587 and 333-280100) of BP p.l.c.

    NETHERLAND, SEWELL & ASSOCIATES, INC.

    By:    /s/ Richard B. Talley, Jr.
    Richard B. Talley, Jr., P.E.
    Chairman and Chief Executive Officer

Houston, Texas
March 6, 2026